Exhibit 16.1

December 21, 2012

United State Securities and Exchange Commission

100 F Street NE

Mail Stop 3010CF/AD8

Washington DC 20549

Dear Sirs/Madams:

We have read the “Experts” section included in Amendment No. 6 to the Registration Statement on Form S-11 of Adaptive Real Estate Income Trust, Inc. (File No. 333-145692), and have the following comments:

1.              We agree with the statements made in the second, third and fifth paragraphs.

2.              We have no basis on which to agree or disagree with the statements made in the first or fourth paragraphs.

3.              We have no comment with respect to the information in the Registration Statement other than the paragraphs referenced above.

Yours truly,

/s/ Deloitte & Touche LLP

Dallas, Texas